EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Host America Corporation on Form S-3 of our report dated August 20, 2002, appearing in the Annual Report on Form 10-KSB of Host America Corporation for the year ended June 30, 2003 and to the reference to us under the heading “Experts” in this Prospectus, which is part of this Registration Statement.

DiSanto Bertoline & Company, P.C.
Glastonbury, Connecticut
October 22, 2003